Exhibit 99.1

India’s First CDSCO Certified Robotic System for Telesurgery: SSI Mantra Leads the Way

●	SS Innovations becomes the first and only company in India to receive regulatory approval for Telesurgery and Teleproctoring capabilities of a surgical robotic system, its SSi Mantra, marking a significant achievement in surgical robotics

●	SS Innovations reinforces India’s position as a hub for technological innovation in healthcare using the SSi Mantra - Made in India, for the World

●	The SSi Mantra integrates innovative advancements in robotic surgery, offering surgeons enhanced precision and control for improved patient outcome

Fort Lauderdale, Fla., December 10, 2024: SS Innovations International, Inc. (OTC:SSII) (“SS Innovations” or the “Company”), a developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable for and accessible to a global population, has achieved a milestone in Indian medical science by becoming the first and only company in India to receive Central Drugs Standard Control Organization (CDSCO) regulatory approval for Telesurgery and Teleproctoring capabilities of a surgical robotic system, its SSi Mantra, signifying a significant achievement in surgical robotics. The CDSCO is India’s equivalent to the United States Food and Drug Administration (FDA).

This achievement positions the SSi Mantra as the first surgical robotic system in India authorized to perform surgical procedures using these advanced capabilities. It paves the way for SS Innovations’ commitment to advancing robotic surgical technology, making cutting-edge procedures more accessible, and reinforcing the position of India as a leader in healthcare innovation.

Telesurgery, first envisioned in the 1980s for use in space and on remote battlefields, faced significant challenges due to the technological limitations and lack of bandwidth available at the time. Today, with advancements in both technology and connectivity, SS Innovations has turned this vision into reality with its innovative SSi Mantra Surgical Robotic System. By integrating Telesurgery and Teleproctoring capabilities, the SSi Mantra aims to decentralize and democratize access to robotic surgical expertise, addressing critical gaps in healthcare, particularly in remote areas, where access to specialized medical care has often been a challenge.

Celebrating this achievement, SS Innovations Founder, Chairman, and CEO, Dr. Sudhir Srivastava, said, “Reaching this milestone with the SSi Mantra is a testament to our vision of transforming surgical practices, enhancing access, and driving the adoption of robotic surgery. Telesurgery and Teleproctoring have been a dream in the making for over four decades, and today, it has finally come to life. With the technology and bandwidth available now, we can truly decentralize and democratize surgical expertise, reaching patients and surgeons in the most remote parts of India and the world. We believe that this innovation is a game-changer, especially for our country, where much of the population lives in smaller towns and rural areas. By enabling remote surgical treatment, we are reshaping the future of healthcare.”

This achievement marks a significant step forward in India’s healthcare landscape, with SS Innovations at the forefront of revolutionizing surgical care through state of the art technology. The approval of Telesurgery and Teleproctoring capabilities for the SSi Mantra not only underscores the Company’s commitment to innovation but also opens up new possibilities for accessible, high-quality healthcare across India and beyond. As SS Innovations continues to expand the boundaries of medical technology, it remains dedicated to transforming healthcare delivery, making advanced treatments more accessible and more economical, thereby improving the lives of patients worldwide.

About SS Innovations:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SS Innovations’ business operations are headquartered in India and the Company plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit our website at ssinnovations.com or LinkedIn for updates.

About SSI Mantra:

The SSi Mantra Surgical Robotic System, by SS Innovations, is a modular multi-arm system with many advanced technology features. It allows for the use of 3-5 robotic arms, has an open-faced ergonomic Surgeon Command Centre, 32-inch large 3D 4K monitor, a 23-inch 2D Touch panel monitor for all patient related information display, a virtual real-time image of the robotic Patient Side Arm Carts, and the ability for superimposition of 3D models of diagnostic imaging. The Vision Cart gives the table-side team the same magnified 3D 4K view as the Surgeon to provide better safety and efficiency. The modular robotic arms give flexibility in positioning and the number of arms to be used. This allows for collision-free conduct of surgical operations. There are over 40 different types of robotic endo-surgical instruments that can be used for different specialties including cardiac surgery. The learning curve for surgeons is shorter due to the SSi Mantra’s ergonomic design and user-friendly features.

The SSi Mantra has been clinically validated in India in more than 80 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in the second half of 2025.

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